UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2021

ExxonMobil Shareholders: Vote the Blue Proxy Card Today

ExxonMobil shareholders face an important decision at our Annual Meeting of Shareholders on Wednesday, May 26, 2021.

Your board and management team are committed to growing shareholder value, meeting the world’s energy demands and pursuing the right, technology-driven strategy to succeed through the transition to a lower carbon energy future. We have made great progress and are poised for strong value creation.

Now is not the time to deviate from our strategy. Don’t be deceived by a months’ old hedge fund, Engine No. 1, that wants your Company to pursue a vague and undefined plan – which we believe will jeopardize our future and your dividend. Without providing details, they say we should cut investment in our high-return, advantaged projects that will generate earnings and cash flow, while somehow increasing our position in renewable energy markets in which we have no unique competitive advantage. Don’t give them your vote!

VOTE FOR the ExxonMobil

director candidates by voting the BLUE PROXY CARD today.

ExxonMobil’s Industry-Leading Growth Portfolio is

Clearly the Best We’ve Had in 20 Years

Under the oversight of your Board of Directors, ExxonMobil is executing a strategy that prioritizes investment in our high-return, low cost-of-supply assets in Guyana, the Permian and Brazil, and in high-demand specialty Chemical products, to deliver strong cash flows and earnings. This plan will enable us to maintain our dividend, repay debt, and invest in important technologies to help society achieve its climate goals.

We are well positioned for the future. The experts agree:1

“XOM’s stance is that it has secured the best set of oil & gas development opportunities that it has had in 20 years – the single biggest differentiator versus big oil peers that in our view poorly managed prior oil cycles. We agree. Our rating is buy; XOM is our top major pick.”

“One only has to look at Guyana – increasingly the latest flagship in the portfolio and getting bigger – much bigger – than suggested when ExxonMobil first laid out its objective to double earnings by 2025.”

“…ExxonMobil is the only major oil company to navigate the cycle with both its dividend and capacity to grow the dividend intact.”

- BANK OF AMERICA, MARCH 4, 2021

“…XOM retains an enviable pipeline of highly competitive projects in both the Upstream and Downstream/Chemicals that previously drove the countercyclical invest/grow investment case...”

- UBS GLOBAL RESEARCH, MARCH 8, 2021

“Our positive view on XOM is based on expectations for a positive earnings revision cycle as the macro improves and cost reductions remain top of mind, management’s commitment to capital discipline and prioritization of deleveraging vs. increasing spend in the near term as oil prices improve…”

- GOLDMAN SACHS, APRIL 6, 2021

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“Guyana, as with the Permian, is proving to be a transformative asset for the company relative to the rest of the portfolio.”

“Competitive strengths are significant at ExxonMobil as it holds a resilient global portfolio, a focused integrated model, financial strength, and a more focused investment program.”

- EVERCORE ISI, MARCH 4, 2021

“…The dividend is safe and debt should fall, accelerating after 2022 when Guyana production starts to ramp.”

“We believe the coming Permian and Guyana-driven production ramp can help lower [XOM’s cash flow] breakeven and allow for easier funding of the dividend moving forward.”

- WOLFE RESEARCH, MARCH 3, 2021

Sustaining a Strong Dividend and Creating Long-Term Shareholder Value – While Advancing the Transition to a Lower-Carbon Future

We plan to continue to reduce greenhouse gas emissions while developing innovative solutions to help decarbonize the economy, with a focus on the highest emitting sectors: commercial transportation, power generation and heavy industry. These sectors account for 80 percent of energy-related carbon emissions; we are committed to helping them reduce emissions with low carbon solutions.

We are the industry leader in carbon capture and storage (CCS), one of the most important low-carbon technologies required to achieve society’s climate goals at the lowest cost. ExxonMobil has more than 30 years of experience capturing carbon, an equity share in about one-fifth of global CO2 capture capacity and has captured approximately 40 percent of all the captured anthropogenic CO2 in the world.

We also are actively researching and developing other lower emission technologies, such as hydrogen, advanced biofuels and new ways to reduce energy requirements of manufacturing. These projects capitalize on our expertise and drive long-term shareholder value in highly valuable future markets.

INNOVATIONS TO REDUCE EMISSIONS

POWER GENERATION

ExxonMobil’s Actions Today

•  Providing natural gas to replace coal

•  Cogeneration

•  Lubricants for wind turbines

Technologies for Tomorrow

•  Technologies for lower-cost CCS and hydrogen

COMMERCIAL TRANSPORT

ExxonMobil’s Actions Today

•  Fuels, lubricants to improve efficiency

•  Biofuels blending, distribution

•  Lightweight plastics to improve vehicle efficiency

Technologies for Tomorrow

•  Advanced lower-emission biofuels

INDUSTRIAL

ExxonMobil’s Actions Today

•  New lightweight materials and packaging with lower emissions

•  Energy efficient process redesign

•  CCS

Technologies for Tomorrow

•  Technologies for lower-cost CCS and hydrogen

•  Less energy-intensive manufacturing processes

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ExxonMobil’s Board Has the Right Skills and Experience

– Engine No. 1’s Nominees Do Not!

Since 2016, we have added seven highly qualified independent directors to ensure our board continues to have the expertise it needs, including four recently appointed independent directors in just over a year – Joseph Hooley, Wan Zulkiflee, Michael Angelakis and Jeffrey Ubben. These directors bring valuable expertise in capital allocation across industries, complicated corporate transitions, the energy industry, investor perspectives, Asia-Pacific markets, and environmental, social and governance (ESG) practices.

Engine No. 1’s nominees do not have top leadership experience at companies remotely close to the size, scope and global scale of ExxonMobil. As a result, Engine No. 1 and its director nominees don’t have an appreciation of ExxonMobil’s complexity and breadth – and they lack the experience, expertise and knowledge required to steer a company of its size and importance though the opportunities and challenges of the energy transition. This is clear as they have not been able to articulate how they would provide sustainable growth through the energy transition to support the dividend.

Your Vote is Important!

Vote the BLUE PROXY CARD FOR the ExxonMobil Director Candidates We Urge You to DISCARD All WHITE Proxy Cards

If you have already returned a WHITE proxy card, you can change your vote by signing, dating, and returning a BLUE proxy card. Only your latest dated proxy card will be counted.

VOTE the BLUE proxy card today. Support your Board by voting the BLUE proxy card electronically or by mail. Only your latest dated vote will count.	DISCARD the White proxy card. Don’t give Engine No.1 your vote.

If you have questions or need assistance voting your shares, please contact: MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or by email at XOMproxy@mackenziepartners.com or DF King & Co., Inc. at (800) 859-8509 or (212) 269-5550 or by email at XOMproxy@dfking.com.

Cautionary Statement

Outlooks; projections; goals; estimates; descriptions of strategic plans and objectives; plans to reduce future emissions intensity and the expected resulting absolute emissions reductions; emission profiles of future developments; carbon capture results and the impact of operational and technology efforts; energy market evolution; product mix and sales growth; and other statements of future events or conditions in this letter are forward-looking statements. Actual future results could differ materially due to a number of factors. These include continuity in our board of directors and the oversight of our strategies by the board; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil, gas,

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petroleum, petrochemicals and feedstocks; company actions to protect the health and safety of employees, vendors, customers, and communities; the ability to access short- and long-term debt markets on a timely and affordable basis; the severity, length and ultimate impact of COVID-19 and government responses on people and economies; global population and economic growth; changes in law, taxes or regulation, including environmental regulations, taxes, political sanctions and international treaties; the timely granting or freeze, suspension or revocation of government permits; the impact of fiscal and commercial terms and the outcome of commercial negotiations; feasibility and timing for regulatory approval of potential investments or divestments; the actions of competitors and preferences of customers; the capture of efficiencies within and between business lines; unexpected technological developments; general economic conditions, including the occurrence and duration of economic recessions; unforeseen technical or operating difficulties; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects and carbon capture projects; and other factors discussed here, in Item 1A. Risk Factors in our Form 10-K for the year ended December 31, 2020 and under the heading “Factors Affecting Future Results” on the Investors page of our website at www.exxonmobil.com under the heading News & Resources. For more information concerning the forward-looking statements, terms, and other information contained in this letter, please refer to the complete Analysts’ Meeting presentation which is available live and in archive form through ExxonMobil’s website at www.exxonmobil.com.

ExxonMobil-operated emissions, reductions, and avoidance performance data are based on a combination of measured and estimated data using reasonable efforts and collection methods. Calculations are based on industry standards and best practices, including guidance from the American Petroleum Institute (API) and IPIECA. There is uncertainty associated with the emissions, reductions, and avoidance performance data due to variation in the processes and operations, availability of sufficient data, quality of those data, and methodology used for measurement and estimation. Changes to the performance data may be reported as part of our annual publication as new or updated data and/or emission methodologies become available. Emissions, reductions, and avoidance estimates from non-ExxonMobil operated facilities are included in the equity data and similarly may be updated as part of our annual publication. The data includes XTO Energy performance beginning in 2011. ExxonMobil works with industry, including API and IPIECA, to improve emission factors and methodologies.

The term “project” as used in this letter can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

[1]	Permission to use quotes neither sought nor obtained. Bold and underline emphasis formats added.

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